Exhibit 10.7

OCEANEERING INTERNATIONAL, INC.
2015 ANNUAL CASH BONUS AWARD PROGRAM SUMMARY

The Compensation Committee of the Board of Directors (the “Compensation Committee”) of Oceaneering International, Inc. (the “Company”) approved the 2015 Annual Cash Bonus Award Programs (a) for Executive Officers of the Company and (b) for all other participating employees, each under the 2010 Incentive Plan of the Company.

In the case of Executive Officers, cash bonuses are based on the level of achievement of consolidated net income for the Company and its subsidiaries for the year ending December 31, 2015 (“Net Income”) as compared to planned results approved by the Compensation Committee (100% of award). In the case of all other participating employees: (a)    with respect to corporate employee participants, cash bonuses are based upon level of achievement as compared to planned results of: (i) Net Income (80% of award); and (ii) Individual Goals (20% of award); (b) with respect to profit center executives, cash bonuses are based on the level of achievement as compared to planned results of: (i)    Net Income (50% of award); and (ii)    goals of the executive’s profit center (50% of award), which profit center percentage amount is comprised of the level of achievement as compared to planned results of the following: operating income of the profit center (70%), HSE goals (10%), objectives for the profit center (10%), and objectives for Continuous Quality Improvement (“CQI”) (10%); and (c)    for all other participating employees, based upon the level of achievement as compared to planned results of: (i)    Net Income (25% of award); (ii) goals of the participant’s profit center (60%, which is comprised of the same elements as for profit center executives); and (iii)    Individual Goals (15%).

The Compensation Committee has discretion to award a lower amount under the program than that amount which is otherwise determined under the terms of the program.

For each participant under each of these programs, the maximum cash award achievable is a percentage, approved by the Compensation Committee, of the participant’s 2015 annual base salary (in U.S. Dollars). A participant must be employed by the Company or a subsidiary of the Company, or a member of the Board of Directors of the Company, at the time the cash awards are paid to receive a cash award.